                                                             Page 28 of 47 Pages

                                                                    Exhibit III




                                NOK 200,000,000

                            LOAN FACILITY AGREEMENT


                                    between


                               AL INDUSTRIER AS


                                      and


                              DEN NORSKE BANK ASA











                             DATED  June 19, 1997

                                                             Page 29 of 47 Pages

                                   CONTENTS


                                                                            Page
1.  DEFINITIONS                                                              3

2.  THE LOAN FACILITY                                                        7

3.  PURPOSE                                                                  8

4.  CONDITIONS PRECEDENT                                                     8

5.  INTEREST                                                                 9

6.  REPAYMENT                                                                10

7.  REPRESENTATIONS, UNDERTAKINGS AND SECURITY                               10

8.  UNAVAILABILITY                                                           12

9.  CHANGES IN CIRCUMSTANCES                                                 13

10. FEES AND EXPENSES                                                        14

11. PAYMENTS                                                                 14

12. EVENTS OF DEFAULT                                                        16

13. TRANSFER                                                                 17

14. NOTICES AND TIME                                                         18

15. GOVERNING LAW AND JURISDICTION                                           18



EXHIBIT 1
FORM OF DRAWDOWN NOTICE

                                                             Page 30 of 47 Pages
                                      -3-

This Loan Facility Agreement (the "Agreement") is made on June 19, 1997 between:

(1) AL INDUSTRIER AS of Harbitzalleen 3.0212 Oslo, Norway
     (the "Borrower"):and

(2) DEN NORSKE BANK ASA of Stranden 21, Oslo, Norway
    Foretaksregisteret NO 810 506 482 (the Register of Business Enterprises) (the "Bank").

1. DEFINITIONS
    1.1 As used in this Agreement and in any documents delivered pursuant hereto, the following expressions shall have the following meanings respectively:

         "Banking Day"                  means a day upon which banks are open
                                        for transactions contemplated by this
                                        Agreement in (a) Norway, and (b)
                                        additionally, in relation to payments
                                        hereunder, the place for provision of
                                        funds or due payment;

         "Commitment"                   means NOK 200,000,000 (as the same may
                                        be reduced from time to time in
                                        compliance with Clauses 2.3 or 7.2 (e));

         "Counter-Indemnity"            means the counter indemnity/recourse
                                        letter executed by the Borrower in
                                        favour of the Bank stating inter alia
                                        its liability towards the Bank in
                                        respect of the Irrevocable Payment
                                        Letter;

         "Drawdown Date"                means a date upon which a Drawing is
                                        advanced to the Borrower;

         "Drawing"                      means an advance to the Borrower in an
                                        amount of not less than NOK 10,000,000
                                        but in

                                                             Page 31 of 47 Pages
                                        multiples of NOK 5,000,000 of the
                                        Commitment;

         "Event of Default"             means any of the events specified in
                                        Clause 12;

         "Facility"                     means the loan facility, the terms and
                                        conditions of which are set out in this
                                        Agreement,


         "Interest Payment Date"        means the last day of each Interest
                                        Period;

         "Interest Period"              means a period calculated in accordance
                                        with the provisions of Clause 5.1 or
                                        Clause 11.2;

         "Irrevocable Payment Letter"   means a letter dated 21 February 1997
                                        from the Bank of Union Bank of Norway
                                        subject to which the Bank undertakes,
                                        upon certain terms and conditions, to
                                        make that certain payment as set out
                                        in the Purchase Agreement;

         "NIBOR" (Norwegian Interbank Offered Rate) means the rate per annum determined by the Bank as the rate at which the Bank, in accordance with its usual practice, is offering comparable lendings in NOK for the relevant Interest Period in the Norwegian Interbank Market at or about 12:00 noon Norwegian time on the Quotation Date;

         "Loan" means the aggregate principal amount of the Commitment for the time being advanced and outstanding hereunder;

         "Margin" means (i) if Value Adjusted Equity is NOK 1,000,000,000 or more: 0,80 per cent per annum, and (ii) if Value Adjusted
                                        Equity is between NOK 750,000,000 and
                                        NOK 1,000,000,000: 1 per cent per annum, and (iii) if Value Adjusted Equity is less than NOK

                                                             Page 32 of 47 Pages

                                        750,000,000: 1.20 per cent per annum,
                                        provided always that the applicable
                                        margin as calculated under either of
                                        (i), (ii) or (iii) above shall be set in advance for the whole calender quarter which commences immediately subsequent to the expiry of the present calender quarter during which the current figures of Value Adjusted Equity are presented to the Bank.


         "Maturity Date"                means the date occurring 60 months after
                                        the first Drawdown Date;


         "month(s)"                     means a period calculated from any
                                        specified day to and including the day
                                        numerically corresponding to such
                                        specified day (or, if such specified day is the last day or if there shall be no day numerically corresponding to such specified day, the last day) in the relevant subsequent calendar month;


         "NOK"                          means the lawful currency of Norway;


         "Purchase Agreement"           means the stock subscription and
                                        purchase agreement dated 10 February
                                        1997 between Alpharma Inc. as issuer and seller and the Borrower as subscriber and purchaser of a certain number of shares at a price equal to the Subscription Consideration and on terms as set out therein;


         "Quotation Date"               means in relation to any Interest Period
                                        for which an interest rate is to be
                                        determined hereunder (a) the day on
                                        which quotations would ordinarily be
                                        given in the Norwegian Interbank Market
                                        for deposits in NOK for delivery on the
                                        first day of that Interest Period,

                                                             Page 33 of 47 Pages
                                        or (b) if such earlier day is not a
                                        Banking Day the preceding Banking Day;

         "Security Documents"           means the documents listed in Clause
                                        7.3;

         "Subscription Consideration"   means USD 20,807,976.92;

         "Taxes" means any taxes, levies, duties, charges, fees, deductions and withholdings levied or imposed by any governmental or other taxing authority whatsoever;

         "Term Date"                    means the date occurring 59 months
                                        after the first Drawdown Date;

         "USD"                          means the lawful currency of the United
                                        States of America; and

         "Value Adjusted Equity"        means in respect of the Borrower, the
                                        aggregate value, calculated on the last
                                        day of each calendar quarter and
                                        presented to the Bank no later than 60
                                        days after each such date, of

                                        (i)  yearly (on a 12 months rolling
                                             basis) profit from operations less
                                             royalty to shareholders in Nopal AS
                                             multiplied by 10, and

                                        (ii) yearly (on a 12 months rolling
                                             basis) profit from operations in
                                             Dynal AS multiplied by 10, the sum
                                             of which shall, for the purpose of
                                             this definition in no event be
                                             calculated to be less than NOK
                                             400,000,000 and shall be further
                                             multiplied by the Borrower's
                                             ownership interest (expressed in
                                             per cent) in Dynal AS, provided
                                             always that if and when Dynal AS
                                             becomes listed on any stock
                                             exchange. Dynal AS' total
                                             consolidated stock value multiplied
                                             by the

                                                             Page 34 of 47 Pages

                                        Borrower's ownership interest (expressed in per cent) in the same shall comprise the value applicable under this sub-clause (ii), and

                                  (iii) the total consolidated stock value of
                                        Alpharma, Inc. as listed on the New York
                                        Stock Exchange multiplied by the
                                        Borrower's ownership interest (expressed in per cent) in Alpharma Inc.


                                  less the aggregate, on the date of
                                  calculation, net interest bearing liabilities of the Borrower and of AS Wangs Fabrik.


2.  THE LOAN FACILITY

    2.1 Upon satisfaction of the conditions set out in Clause 4 the Bank shall make the Commitment available to the Borrower during the period from the date hereof up to and including the Term Date. The first Drawing shall have to be made not later than on 30 June 1997.

    2.2 Up to the Term Date the Borrower may utilize the Facility on a revolving credit basis, such that any amount repaid prior to the Term Date may be redrawn by the Borrower, subject to the terms and conditions of this Agreement. Not more than 6 Drawings may be outstanding hereunder at any given time.

    2.3 The Borrower may cancel any undrawn amount of the Commitment in whole or in part by giving 10 Banking Days irrevocable prior written notice of such cancellation to the Bank. Amounts cancelled may not be subsequently drawn.

    2.4 The obligation of the Bank under the Irrevocable Payment Letter to pay the Subscription Consideration on behalf of the Borrower, the counter liability of which by the Borrower to the Bank is evidenced by the Counter-Indemnity, shall be considered to be made available to the Borrower under and as a part of the Commitment in accordance with Clause 2.1 above. Such payment obligation of the Bank shall therefor be considered as being advanced and outstanding under this Agreement, and shall accordingly be included in the term "Loan" as defined

                                                             Page 35 of 47 Pages
         herein. The amount of such advance as aforesaid shall be calculated on each date of receipt by the Bank of a drawdown notice in accordance with Clause 4.1 (b) below, as the NOK equivalent rounded upwards to the nearest NOK 1,000,000, of the Subscription Consideration.


3. PURPOSE

    3.1 The Borrower shall apply the Commitment in refinancing its foreign currency loans the equivalent of which is originally NOK 70,000,000 and NOK 10,000,000 and in financing the purchase of 1,273,438 subscribed shares in Alpharma Inc.


4. CONDITIONS PRECEDENT

    4.1 A Drawing may be made on any Banking Day during the period from the date hereof up to and including the Term Date, provided:

         (a) the Bank shall have received not less than 3 Banking Days prior to the first proposed Drawdown Date the following in form and content satisfactory to it:-

               (i) a counterpart of this Agreement duly signed on behalf of the Borrower;

               (ii) a company certificate evidencing that the Borrower is duly registered as a limited company and a copy of its articles of association;

               (iii) a copy of the resolution of the board of directors of the Borrower approving the execution and performance by the Borrower of this Agreement and the relevant Security Documents and specifying the persons authorized to sign this Agreement and such Security Documents on its behalf;

               (iv)    the Security Documents;

               (v) legal opinion(s) from such counsel in such jurisdictions as the Bank may reasonably have requested addressing questions or circumstances of relevance to this Facility;

                                                             Page 36 of 47 Pages

                 (vi) a copy of any consent necessary from governmental or other authorities for the execution of and performance under this Agreement by the Borrower;

                 (vii) a company certificate evidencing that AS Wangs Fabrik is duly registered as a limited company and a copy of its articles of association;

                 (viii) a copy of the resolution of the board of directors of AS
                        Wangs Fabrik approving its execution and performance of the relevant Security Documents;

           (b) the Bank shall have received not later than 12:00 noon Oslo time on the third Banking Day prior to each proposed Drawdown Date an irrevocable written drawdown notice substantially in the form of Exhibit 1 attached hereto;

           (c) the Bank shall not have determined prior to 12:00 noon Norwegian time on the Quotation Date prior to the Drawdown Date that it is unable to obtain deposits in the Norwegian Interbank Market in a sum necessary to fund the Drawing; and

    4.2 The Bank may, in its discretion, (i) extend the period for delivery of any of the documents referred to above on such conditions as it deems appropriate and (ii) require any copy document to be certified as a true copy.


5.  INTEREST

    5.1 Each Interest Period shall begin on the Drawdown Date or, as the case may be, on the Interest Payment Date in respect of the preceding Interest Period and shall end on such date 1, 3, 6 or 12 months thereafter as the Borrower may elect, subject to availability, by not less than 3 Banking Days' written notice to the Bank, provided that:

           (a) if any Interest Period would otherwise end on a day which is not a Banking Day it shall be extended to end on the succeeding Banking Day

                                                             Page 37 of 47 Pages
              unless it would thereby end in a new calendar month in which event it shall be shortened to end on the preceding Banking Day:

         (b) subject to paragraph (c) below if no election is made by the Borrower in respect of any Interest Period the length of such Interest Period shall be 3 months;

         (c) the availability of 1 month Interest Periods shall be limited to 3 for each twelve month period after the first Drawdown Date.

    5.2 The Borrower shall pay interest on the Loan or the relevant part thereof in arrears on each interest Payment Date and additionally in the case of an Interest Period exceeding 6 months duration at six-monthly intervals during such Interest Period at the annual rate which is conclusively certified by the Bank to be the aggregate of the Margin and NIBOR.

    5.3 The Bank shall give notice to the Borrower of each interest rate fixed on the Quotation Date for the relevant Interest Period, which notice shall, in the absence of manifest error, be conclusive.


6. REPAYMENT

    6.1 Each Drawing advanced and outstanding under the Agreement shall be due and repayable on its respective Interest Payment Date.

    6.2 The Borrower shall repay the Loan outstanding on the Term Date in one amount on the Maturity Date.


7. REPRESENTATIONS, UNDERTAKINGS AND SECURITY

    7.1  The Borrower represents to the Bank that:

         (a) It is duly formed and validly existing under the laws of Norway and has the power and has obtained all necessary consents for the execution and performance of this Agreement and the Security Documents to which it is a party:

                                                             Page 38 of 47 Pages

           (b) this Agreement constitutes and those of the Security Documents to which it is a party upon execution will constitute valid, binding and enforceable obligations of the Borrower, and the execution and performance of this Agreement and such Security Documents do not and will not contravene any applicable law, order, regulation or restriction of any kind, including correctual restrictions, binding on the Borrower; and

           (c) it is not default under any other agreement to which it is a party, nor is it in default in respect to any financial commitment or obligation.

    7.2 The Borrower undertakes to the Bank that so long as any amount is outstanding hereunder:

           (a) It will promptly inform the Bank of any occurrence of which it becomes aware which in its reasonable opinion, might adversely affect its ability to perform its obligations hereunder or under any Security Document or constitute an Event of Default;

           (b) It will deliver to the Bank copies of (i) the annual audited accounts of itself, Nopal AS, Dynal AS and Alpharma Inc. not later than 180 days after the end of each respective financial year (ii) the unaudited quarterly reports of the same including balance sheets and profit and loss statements within 60 days after the end of each calendar quarter and (iii) such other financial information as the Bank may reasonably request;

           (c) It will not make any further borrowings or enter into any guarantee liabilities exceeding in aggregate NOK 5,000,000 without the prior written consent of the Bank;

           (d) It will not create, incur or allow to exist over any of its assets any further mortgage, charge, pledge or lien other than those mentioned in Clause 7.3 or, as the case may be, use any existing security as aforesaid (which may be released following repayment in part or in full of the liabilities so secured) to secure any other (new) financial obligation, without the prior written consent of the Bank;

                                                             Page 39 of 47 Pages

          (e) it will, in case of a sale of the whole or any part of its shares in Dynal AS, Nopal AS or Alpharma Inc., apply all proceeds of such sale in repayment of the Loan, and the Commitment shall be reduced accordingly.

     7.3 The Loan, and all amounts outstanding hereunder, shall be secured by the following in form and content satisfactory to the Bank:

          (a) a pledge of all the Borrower's shares in Nopal AS as generally deposited with the Bank in accordance with "pantsettelseserklaering" dated 12 October 1994; and

          (b) a pledge over a total of 2,000,000 shares of class B stock in Alpharma Inc. executed by AS Wangs Fabrik.

8.  UNAVAILABILITY

     8.1 In the event that on any Quotation Date the Bank is unable to obtain deposits in the Norwegian Interbank Market to fund a Drawing or the Loan, it shall forthwith notify the Borrower and until such notice is withdrawn the obligations of the Bank to advance any Drawing shall be suspended. The Bank shall endeavour to fund the Loan from such other sources as may be available to it and in such event the rate of interest payable on such amount shall be the aggregate of the Margin and such rate as the Bank may from time to time certify as being the cost to it of funds in NOK.

     8.2 In the event that the Bank is unable to fund such amount from alternative sources, it shall forthwith notify the Borrower and the Borrower shall repay such amount on the earlier of the next following Interest Payment Date and the date falling 5 Banking Days after receipt of such notice. In the event that the Bank is able to fund such amount from alternative sources, but the Borrower considers the interest rate so determined to be too high, it may prepay such amount on giving the Bank not less than 5 Banking Days' Irrevocable written notice.

          If at any time when the Bank is funding the Loan from alternative sources, it determines that deposits are available to it in the Norwegian Interbank Market, it shall forthwith notify the Borrower and the rate of interest payable on such amount for the period from the expiry of the then current period for funding from alternative sources to the expiry of the then current Interest Period determined

                                                             Page 40 of 47 Pages
         under Clause 5.1 shall be the aggregate of the Margin and such rate as the Bank may certify as the rate at which it is able to obtain deposits for such period as aforesaid.



9. CHANGES IN CIRCUMSTANCES

    9.1 If by reason of: (i) changes in any existing law, rule or regulation, or (ii) the adoption of any new law, rule or regulation, or (iii) any change in the interpretation or administration of (i) or (ii) above by any governmental authority, or (iv) compliance with any directive or request from any governmental authority (whether or not having the force of law):

         (a) the Bank incurs a cost as a result of it having entered into this Agreement and/or performing its obligations hereunder; or

         (b) there is an increase in the cost to the Bank of maintaining or funding the Commitment, the Loan or any advances hereunder; or

         (c) the Bank becomes liable for any new taxes (other than on net income) calculated by reference to the Commitment or the Loan; or

         (d) the Bank becomes subject to any new or modified capital adequacy or similar requirements which will have the effect of increasing the amount of capital required or expected to be maintained by the Bank based on the Bank's obligations hereunder; or

         (e) the Bank's effective return hereunder is reduced in any other manner;

         then any such cost; liability or reduction of return as referred to in the preceding paragraphs (a)-(e) shall be payable by the Borrower upon request by the Bank either in the form of an increased margin or the form of an indemnification. The Bank may not claim such compensation with retroactive effect. The Bank shall give the Borrower notice within a reasonable time of its intention to claim compensation under this Clause 9.1 and it shall specify the form and amount of such compensation. The Bank's determination of the amount of compensation to be made under this Clause 9.1 shall, absent manifest error, be conclusive. The Borrower shall be entitled to prepay the Loan in accordance with Clause 7 at any

                                                             Page 41 of 47 Pages
              time following receipt of notice from the Bank as aforesaid on giving not less than 5 Banking Days' irrevocable written notice. In such event the Borrower shall nevertheless compensate the Bank for such requested indemnification for the period up to and including the date of prepayment.

     9.2 In the event that it shall be unlawful for the Bank to make available the Commitment or maintain or fund the Loan hereunder then the Bank's obligations shall terminate and all amounts owing by the Borrower to the Bank shall become due and payable on demand.

10.  FEES AND EXPENSES

     10.1     The Borrower shall pay to the Bank:

              (a) on the date hereof, an arrangement fee of 0.35 per cent flat of the Commitment;

              (b) a commitment fee in USD in respect of the undrawn part of the Commitment for the period from the date hereof up to and including the earlier of the date on which the Commitment is fully utilized and the Term Date, equal to 50 per cent of the applicable Margin at such time calculated on the daily average undrawn amount of the Commitment, such fee to be payable quarterly in arrears commencing on the date hereof and finally on the last day of such period as aforesaid; and

              (c) upon demand, all expenses (including internal and external legal and collateral fees) incurred by the Bank in connection with the preparation, execution or termination of this Agreement and any other documents delivered pursuant to this Agreement or the preservation or enforcement of any rights hereunder and/or thereunder.

     10.2 The obligations of the Borrower in Clause 10.1 (c) above shall survive the final Repayment Date.

11.  PAYMENTS

     11.1 In the event that the date on which a payment is due to be made hereunder is not a Banking Day, such date of payment shall be the following Banking Day unless it

                                                             Page 42 of 47 Pages
          would thereby fall in a new calendar month in which event it shall be the preceding Banking Day.

    11.2 In the event that any payment to be made hereunder by the Borrower to the Bank is not received on the due date therefor, interest will be charged by the Bank from the due date until the date that payment is received at a rate which is equal to the aggregate of (i) the Margin
          (ii) a default funding charge of 3% per annum and (iii) the rate at which deposits from one Banking Day to the next in an amount approximately equal to the defaulted amount due to the Bank is offered to the Bank in the Norwegian Interbank Market at 12:00 noon Norwegian time on the due date for payment and on each succeeding Banking Day until payment in full of the amount due is received by the Bank, provided that if the Bank determines that such default may be reasonably expected to continue unremedied for a period exceeding one week then it may require by notice to the Borrower that the funding cost shall be determined by reference to the rate at which deposits are offered as aforesaid for periods of such length (not exceeding three months) as it may designate. Interest charged under this Clause
          11.2 shall be payable on demand and unless so paid shall be added to the defaulted amount at the end of each month following the due date for payment of such amount.

    11.3 All payments to be made by the Borrower hereunder shall be made without set-off or counterclaim.

    11.4 All payments to be made by the Borrower hereunder shall be made free and clear of and without deduction for or on account of any present or future Taxes of any nature now or hereafter imposed unless the Borrower is compelled by law to make payment subject to any such Taxes. In that event the Borrower shall (i) pay to the Bank such additional amount as may be necessary to ensure that the Bank receives a net amount equal to that which it would have received had such payment not been made subject to any Taxes, and (ii) deliver to the Bank within 10 Banking Days of any request by it an official receipt in respect of the payment of any Taxes so deducted.

    11.5 If any amount of principal is, for any reason whatsoever, repaid on a day other than the last day of the then current Interest Period relating to such amount, the Borrower shall pay to the Bank on request such amount as may be necessary to compensate the Bank for any loss or premium or penalty incurred by it in respect

                                                             Page 43 of 47 Pages
              of the liquidation or re-employment of funds borrowed for the purpose of maintaining the amount repaid.

     11.5 Interest, commitment fee and any other payments hereunder of an annual nature shall accrue from day to day and be calculated on the actual number of days elapsed and on the basis of a 360 day year.


12.  EVENTS OF DEFAULT

     12.1 The obligations of the Bank hereunder shall terminate forthwith and any amount outstanding shall become immediately due and payable together with interest thereon and the Bank may enforce its rights under this Agreement and the Security Documents in the manner and order it deems appropriate, if any of the following events occurs and the Bank gives notice to the Borrower:


              (a) if the Borrower fails to pay any sum due hereunder on the due date end, to the extent such failure is caused by any technical or administrative error, within 3 Banking Days of the due date; or

              (b) if the Borrower defaults in the due performance or observance of any term or covenant contained herein or in any Security Document and such default continues unremedied for a period of 10 Banking Days after the Bank has given to the Borrower notice of such default; or

              (c) if any material representation made by the Borrower in this Agreement or in any notice, certificate or statement delivered or made pursuant hereto proves to have been inaccurate or misleading when made; or

              (d) if any indebtedness in respect of borrowed money or guarantee liabilities of the Borrower is not paid when due or becomes due prior to the specified payment date by reason of default; or

              (e) if a distress or other execution is levied upon or against any substantial part of the assets of the Borrower and is not discharged within 30 days; or

                                                             Page 44 of 47 Pages

        (f) If Borrower is unable or admits in writing its inability to pay its lawful debts as they mature or makes a general assignment for the benefit of its creditors; or


        (g) if any proceedings are commenced in or any order or judgment is given by any court for the liquidation, winding-up or reorganisation of the Borrower or for the appointment of a receiver, trustee or liquidator of the Borrower or all or any part of its assets (save for the purpose of amalgamation or reorganisation not involving insolvency, the terms of which shall have received the prior written approval of the Bank); or


        (h) if the Borrower ceases or threatens to cease to carry on its business or disposes or threatens to dispose of a substantial part of its assets or the same are seized or appropriated for any reason; or


        (i) if any Security Document ceases to be in full force and effect; or


        (j) if any consent required for the performance by the Borrower of its obligations hereunder is revoked or is otherwise modified in a manner unacceptable to the Bank; or


        (k) if there is any material, in the Bank's opinion, change of ownership in the Borrower or in AS Wangs Fabrik without the prior written approval of the Bank; or


        (l)      if Value Adjusted Equity is or becomes less than NOK
                 500,000,000; or


        (m) if a situation arises which, in the opinion of the Bank, will prevent fulfilment by the Borrrower of its obligations hereunder.


   12.2  Clause 12.1 (d) - (i) shall also apply with respect to AS Wangs Fabrik.



13. TRANSFER

   13.1 The Bank may upon prior written consent from the Borrower transfer all or part of its participation in the Facility to any other bank or financial institution. In such event references herein to the Bank shall be construed as references to its transferee or transferees to the extent necessary.

                                                             Page 45 of 47 Pages

14.  NOTICES AND TIME

     14.1 Every notice under this Agreement shall be in writing and may be given or made by letter or telefax. Communications hereunder shall be addressed as follows:

             (a)  if to the Bank, at P.O. Box 1171
                  Sentrum, N-0107 Oslo, Norway,
                  telefax no. 22 48 10 46
                  Attention: Credit Administration

             (b)  if to the Borrower, at P.O. Box 158
                  Sk(o with slash)yen, 0212 Oslo
                  telefax no. 22 62 91 50,
                  Attention: Sverre Bjertnes;

             or such other address as one party may notify the other in writing.

     14.2 Communications sent by letter or telefax shall be effective upon receipt. Any communication by telefax from the Borrower to the Bank shall be confirm by letter if so requested by the Bank.

     14.3 No failure or delay on the part of the Bank to exercise any power or rights under this Agreement or the Security Documents shall operate as a waiver thereof or of any other power or right. The remedies provided herein are cumulative and are not exclusive of any remedies provided by law.


15.  GOVERNING LAW AND JURISDICTION

     15.1 This Agreement shall be governed by and construed in accordance with Norwegian law.

     15.2 The Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the Norwegian courts, the venue to be elected by the Bank.

                                                             Page 46 of 47 Pages

The Borrower
------------

AL INDUSTRIER AS


By /s/ Roald Jotun; /s/ Sverre Bjertnes
  ----------------------------------------------------
Name in block letters Roald Jotun; /s/ Sverre Bjertnes
                     ---------------------------------
Title Administrative Director; V.P. of Finance
     -------------------------------------------------


The Bank
--------

p.p. DEN NORSKE BANK ASA


By /s/ Pal Skoe
  ----------------------------------------------------
Name in block letters Pal Skoe
                     ---------------------------------
Title Sr. Vice President
     -------------------------------------------------

                                                             Page 47 of 47 Pages

                                                                       EXHIBIT 1

                                    FORM OF

                         D R A W D O W N  N O T I C E


From:       AL INDUSTRIER AS

To:         Den norske Bank ASA

Attention:  Credit Administration

Date:
            ----------------------------


Dear Sirs,

We refer to a Loan Facility Agreement dated                19   (the
                                            --------------   --
"Agreement") made between ourselves as Borrower and Den norske Bank ASA. Terms defined in the Agreement shall have the same meaning in this notice.

We hereby give you irrevocable notice that pursuant to the Agreement and on

                   19   , we wish to draw down the amount of NOK
-----------------    --                                          ---------------
upon the terms and subject to the conditions contained therein.

The Interest Period for the Drawing shall, subject to the provisions of the
Agreement, be of           months duration.
                 ---------

The Drawing, net of applicable fees and expenses described in Clause 10, shall
be transferred to the amount of                  with                     ,
                                ----------------      --------------------
account no.                   .
            ------------------

As of today no event has occurred which with or without notice and/or lapse of time would constitute an Event of Default under the Agreement.

In the event that drawdown does not take place on the aforementioned date, by reasons beyond the control of the Bank, we hereby undertake to reimburse you for any and all costs incurred, including but not limited to interest.

                               Yours faithfully,
                               AL INDUSTRIER AS


                           -------------------------